Exhibit 99.1

Fluent Announces Second Quarter 2026 Financial Results; Commerce Media Solutions Annual Revenue Run Rate Exceeds $125 Million

•	Q2 2026 revenue of $48.4 million; H1 2026 revenue of $93.3 million, reflecting a return to growth in Q2 2026
•	Q2 2026 Commerce Media Solutions revenue grew 90% to $30.5 million, representing 63% of consolidated revenue from $16.1 million or 36% of consolidated revenue in Q2 2025
•	Commerce Media Solutions annual revenue run rate now exceeds $125 million, with gross margin of 27%
•	Continue to expect full-year double-digit revenue growth on aggregate continuing business and adjusted EBITDA improvement for 2026

New York, NY – August 10, 2026 – Fluent, Inc. (NASDAQ: FLNT) (the “Company” or “Fluent”), a commerce media solutions provider, today reported unaudited financial results for the second quarter ended June 30, 2026.

Don Patrick, Chief Executive Officer of Fluent, commented, “Our second quarter marked an inflection point we have been building toward. Consolidated revenue returned to year-over-year growth, increasing 8% to $48.4 million, revenue from aggregate continuing businesses increased 25% to $48.9 million, and Commerce Media Solutions revenue increased 90% to $30.5 million in the second quarter. For the period ended June 30, 2026, Commerce Media represented 63% of total consolidated revenue, with an annual revenue run rate exceeding $125 million. Just as important, the margin expansion we said would follow as our newer partnerships matured is now evident in the results — consolidated gross profit margin expanded to 29% from 23%, and Commerce Media Solutions gross margin recovered into the mid-twenties."

Mr. Patrick continued, "Fluent continues to demonstrate a highly differentiated brand with a clear strategy to deliver superior and measurable outcomes for our media partners and advertisers. During the second quarter, we added several new important media partners and announced the launch of our new in-store commerce media offering that brings Commerce Media Solutions to the physical retail environment. In-store represents a major milestone for Fluent. With 83% of retail transactions taking place in a physical store, commerce media is now being deployed at the physical retail point of sale for the first time, creating a new, high-volume revenue stream that the retailer already owns and can now monetize. We're moving decisively to prove out this model in the second half of 2026, and we expect it to begin contributing materially to revenue in 2027."

"We’re very pleased with the continued strong performance. With Commerce Media Solutions now the clear majority of our revenue and our strongest seasonal quarters ahead of us, we remain confident in delivering full-year double-digit revenue growth on our aggregate continuing businesses and improved full-year adjusted EBITDA," Mr. Patrick concluded.

Second Quarter Financial Highlights

•

Revenue of $48.4 million, an increase of 8%, compared to $44.7 million in Q2 2025

• Commerce Media Solutions revenue increased 90% to $30.5 million, compared to $16.1 million in Q2 2025

• Owned and Operated revenue decreased 24% to $16.3 million, compared to $21.4 million in Q2 2025, as the Company continued its shift in focus and revenue mix to Commerce Media Solutions

• Q2 2025 revenue included $5.6 million from Call Solutions, which was sold in January 2026, and Q2 2026 included a $0.4 million write-down of revenue for the ACA business discontinued in the third quarter of 2024. Aggregate revenue from the continuing businesses increased 25% in Q2 2026 compared to Q2 2025

•	Net loss of $6.2 million, or $0.20 per share, compared to a net loss of $7.2 million, or $0.30 per share, for Q2 2025
•

Gross profit (exclusive of depreciation and amortization) of $14.0 million, an increase of 36% compared to Q2 2025 and representing 29% of revenue. Commerce Media Solutions reported gross profit (exclusive of depreciation and amortization) of $8.2 million, an increase of 186% over Q2 2025 and representing 27% of revenue for Q2 2026

•

Media margin of $17.5 million, an increase of 46% compared to Q2 2025 and representing 36% of revenue. Commerce Media Solutions reported media margin of $10.5 million, an increase of 226% over Q2 2025 and representing 34% of revenue for Q2 2026

•	Adjusted EBITDA loss of $1.8 million, compared to $2.8 million for Q2 2025, and representing 4% of revenue
•	Adjusted net loss of $4.2 million, or $0.13 per share, compared to $5.8 million, or $0.24 per share, for Q2 2025

Six Months Ended June 30, 2026 Financial Highlights

•

Revenue of $93.3 million, a decrease of 7%, compared to $99.9 million in H1 2025

• Commerce Media Solutions revenue increased 96% to $56.4 million, compared to $28.7 million in H1 2025

• Owned and Operated revenue decreased 39% to $32.0 million, compared to $52.5 million in H1 2025, as the Company continued its shift in focus and revenue mix to Commerce Media Solutions

• H1 2025 revenue included $15.7 million from Call Solutions, which was sold in January 2026, and H1 2026 included a $0.4 million write-down of revenue for the ACA business discontinued in the third quarter of 2024. Aggregate revenue from the continuing businesses increased 10% in the first half of 2026 compared to H1 2025

•	Net loss of $11.5 million, or $0.37 per share, compared to a net loss of $15.5 million, or $0.68 per share, for H1 2025
•

Gross profit (exclusive of depreciation and amortization) of $24.0 million, an increase of 11% compared to H1 2025 and representing 26% of revenue. Commerce Media Solutions reported gross profit (exclusive of depreciation and amortization) of $13.2 million, an increase of 132% over H1 2025 and representing 23% of revenue for H1 2026

•

Media margin of $31.5 million, an increase of 23% compared to H1 2025 and representing 34% of revenue. Commerce Media Solutions reported media margin of $18.2 million, an increase of 188% over H1 2025 and representing 32% of revenue for H1 2026

•	Adjusted EBITDA loss of $5.4 million, compared to $5.9 million for H1 2025, and representing 6% of revenue
•	Adjusted net loss of $10.0 million, or $0.32 per share, compared to $12.5 million, or $0.55 per share, for H1 2025

Media margin, adjusted EBITDA, and adjusted net loss are non-GAAP financial measures, as defined and reconciled below.

Business Outlook & Goals

•	Continue to scale and grow Commerce Media Solutions as a percentage of total consolidated revenue; maintain Commerce Media Solutions gross margins in the mid-to-high twenties
•	Enhance Fluent’s Commerce Media Solutions partnership network by adding top-tier media partners and expanding beyond traditional retail channels and into new verticals including travel, lifestyle, and home services
•	Launch and scale Fluent’s new in-store commerce media offering across existing and new retail partners
•	Drive consolidated revenue growth and improved profitability. Given current visibility, the Company expects full-year double-digit consolidated growth in revenue on aggregate continuing businesses and improved full-year adjusted EBITDA in 2026

Conference Call

Fluent, Inc. will host a conference call on Monday, August 10, 2026, at 4:30 PM ET to discuss its 2026 second quarter financial results. The conference call can be accessed by phone after registering online at https://register-conf.media-server.com/register/BIef43515989ce4f81a991fa3f398751a7. The call will also be webcast simultaneously on the Fluent website at https://investors.fluentco.com/. Following the completion of the earnings call, a recorded replay of the webcast will be available for those unable to participate. To listen to the telephone replay, please connect via https://edge.media-server.com/mmc/p/ccdmyf3p. The replay will be available for one year, via the Fluent website https://investors.fluentco.com.

About Fluent, Inc.

Fluent, Inc. (NASDAQ: FLNT) is a commerce media solutions provider connecting top-tier brands with highly engaged consumers. Leveraging exclusive ad inventory, robust first-party data, and proprietary machine learning, Fluent unlocks additional revenue streams for partners and empowers advertisers to acquire their most valuable customers at scale. Founded in 2010, Fluent uses its deep expertise in performance marketing to drive monetization and increase engagement at key touchpoints across the customer journey. For more insights, visit http://www.fluentco.com/.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in this press release may be considered to be "forward-looking statements" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Such statements include statements regarding the intent, belief, or current expectations or anticipations of Fluent and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following:

•	Our reliance on an uncommitted financing agreement raises substantial doubt about our ability to continue as a going concern;
•	Ability to operate in a competitive, rapidly changing and highly regulated industry, which makes it difficult to evaluate our business and prospects;
•	Dependence on the gaming industry;
•	Unfavorable publicity and negative public perception about the digital marketing industry or us;
•	A potential sudden reduction in online marketing spend by our clients, a loss of clients or lower advertising yields;
•	Credit risk from certain clients;
•	Our Commerce Media Solutions business is relatively new and operates in a market with established competitors, which may impact our ability to scale effectively;
•	Our need to continue investing in technology for our Commerce Media Solutions business;
•	Our competitive disadvantage due to our more selective approach to traffic sources;
•	A potential decline in the supply of media available to us through third parties or an increase in the price of such media;
•	Potential loss of competitiveness from slow mobile adoption and CRM dependence;
•	Challenges scaling infrastructure and products to support growth while maintaining profitability;
•	Global economic or political instability, including the potential impact of tariffs, inflation, interest rates, military conflicts and other geopolitical developments, including the ongoing military conflicts in the Middle East;
•	Challenges managing the complexity of our international operations and workforce;
•	Strategic alternatives that could complicate operations or divert management's attention;
•	Dependence on our key personnel and ability to attract or retain employees;
•	Dependence upon third-party service providers and potential liability related to their actions or platform malfunctions;
•	Compliance with a significant number of governmental laws and regulations, including those regarding telemarketing, email marketing, text messaging, privacy, and data protection;
•	The outcome of litigation, inquiries, investigations, examinations, or other legal proceedings in which we are or may become involved, or in which our clients or competitors are involved;
•	Potential sales and use taxes and other taxes on our business;
•	Our actual or perceived failure to safeguard any personal information or user privacy;
•	Failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights;
•	Potential liability or expenses for legal claims based on the nature and content of the materials we create or distribute, including those provided by third parties, as a creator and a distributor of digital media content;
•	Our potential access to additional capital in the future may be limited or unavailable on acceptable terms;
•	Our ability to maintain our listing on The Nasdaq Capital Market;
•	The volatility of our stock price and impact on our investors;
•	Potential dilutive effect of any future issuances of shares of our common stock;
•	Lack of cash dividends for the foreseeable future; and
•	Status of a smaller reporting company and non-accelerated filer, which involves certain reduced governance and disclosure requirements.

These and additional factors to be considered are set forth under "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and in our other filings with the Securities and Exchange Commission. Fluent undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations, except as required by law.

FLUENT, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

(unaudited)

	June 30, 2026 (unaudited)	December 31, 2025
ASSETS:
Cash and cash equivalents	$ 6,877	$ 12,935
Accounts receivable, net of allowance for credit losses of $146 and $163, respectively	39,399	46,735
Prepaid expenses and other current assets	6,350	7,799
Total current assets	52,626	67,469
Non-current restricted cash	710	710
Property and equipment, net	150	104
Operating lease right-of-use assets	2,487	2,859
Intangible assets, net	16,720	17,276
Other non-current assets	2,440	715
Total assets	$ 75,133	$ 89,133
LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$ 8,229	$ 7,200
Accrued expenses and other current liabilities	23,471	25,163
Deferred revenue	120	721
Short-term debt, net	26,759	30,846
Current portion of operating lease liability	1,104	1,104
Total current liabilities	59,683	65,034
Convertible Notes, at fair value with related parties	5,155	3,734
Operating lease liability, net	1,578	1,985
Other non-current liabilities	613	168
Total liabilities	67,029	70,921
Contingencies
Shareholders' equity:
Preferred stock — $0.0001 par value, 10,000,000 Shares authorized; Shares outstanding — 0 shares for both periods	—	—
Common stock — $0.0005 par value, 200,000,000 Shares authorized; Shares issued — 32,362,277 and 30,404,779, respectively; and Shares outstanding — 31,593,682 and 29,636,184, respectively	55	53
Treasury stock, at cost — 768,595 and 768,595 Shares, respectively	(11,407)	(11,407)
Additional paid-in capital	468,949	467,528
Accumulated deficit	(449,493)	(437,962)
Total shareholders' equity	8,104	18,212
Total liabilities and shareholders' equity	$ 75,133	$ 89,133

FLUENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$48,449	$44,706	$93,301	$99,916
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization)	34,440	34,426	69,253	78,201
Sales and marketing	4,777	3,751	9,198	8,325
Product development	3,046	2,283	5,690	4,983
General and administrative (including $168 to a related party for the three and six months ended June 30, 2026)	9,427	8,873	14,615	17,649
Depreciation and amortization	1,710	2,479	3,391	4,940
Loss on disposal of assets	—	—	14	—
Total costs and expenses	53,400	51,812	102,161	114,098
Loss from operations	(4,951)	(7,106)	(8,860)	(14,182)
Interest expense, net	(637)	(702)	(1,242)	(1,582)
Fair value adjustment of Convertible Notes with related parties	(584)	478	(1,421)	398
Loss before income taxes	(6,172)	(7,330)	(11,523)	(15,366)
Income tax (expense) benefit	(5)	107	(8)	(126)
Net loss	$(6,177)	$(7,223)	$(11,531)	$(15,492)

Basic and diluted loss per share:
Basic	$(0.20)	$(0.30)	$(0.37)	$(0.68)
Diluted	$(0.20)	$(0.30)	$(0.37)	$(0.68)

Weighted average number of shares outstanding:
Basic	31,544,934	24,061,803	31,464,810	22,661,951
Diluted	31,544,934	24,061,803	31,464,810	22,661,951

FLUENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(unaudited)

	Six Months Ended June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(11,531)	$(15,492)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,391	4,940
Non-cash loan amortization expense	159	365
Non-cash gain on divestiture	(2,352)	—
Share-based compensation expense	2,792	666
Fair value adjustment of Convertible Notes with related parties	1,421	(398)
Loss on disposal of asset	14	—
Non-cash loss on asset write-off	—	698
Allowance for credit losses	478	18
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable	7,286	15,287
Prepaid expenses and other current assets	1,142	(490)
Other non-current assets	(5)	134
Operating lease assets and liabilities, net	(35)	(69)
Accounts payable	1,029	(61)
Accrued expenses and other current liabilities	(2,864)	(2,329)
Deferred revenue	(601)	(221)
Other	(4)	(1)
Net cash provided by operating activities	320	3,047
CASH FLOWS FROM INVESTING ACTIVITIES:
Capitalized costs included in intangible assets	(3,203)	(3,200)
Proceeds from note receivable	282	—
Acquisition of property and equipment	(88)	(31)
Net cash used in investing activities	(3,009)	(3,231)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of short and long-term debt	115,717	34,332
Repayments of short and long-term debt	(119,086)	(46,377)
Debt financing costs	—	(125)
Proceeds from issuance of pre-funded and common stock warrants	—	8,972
Net cash used in financing activities	(3,369)	(3,198)
Net decrease in cash, cash equivalents, and restricted cash	(6,058)	(3,382)
Cash, cash equivalents, and restricted cash at beginning of period	13,645	10,694
Cash, cash equivalents, and restricted cash at end of period	$7,587	$7,312

Definitions, Reconciliations, and Uses of Non-GAAP Financial Measures

The following non-GAAP measures are used in this release:

Media margin is defined as that portion of gross profit (exclusive of depreciation and amortization) reflecting variable costs paid for media and related expenses and excluding non-media cost of revenue and one-time items. Gross profit (exclusive of depreciation and amortization) represents revenue minus cost of revenue (exclusive of depreciation and amortization). Media margin is also presented for the Commerce Media Solutions business and as percentages of revenue of the consolidated company and of the Commerce Media Solutions business, respectively.

Adjusted EBITDA is defined as net income (loss), excluding (1) income taxes, (2) interest expense, net, (3) depreciation and amortization, (4) share-based compensation expense, (5) loss on early extinguishment of debt, (6) loss on disposal of assets, (7) goodwill impairment, (8) impairment of intangible assets, (9) fair value adjustment of Convertible Notes with related parties, (10) acquisition-related costs, (11) restructuring and other severance costs, (12) certain litigation and other related costs, and (13) other one-time items.

Adjusted net income is defined as net income (loss) excluding (1) share-based compensation expense, (2) loss on early extinguishment of debt, (3) loss on disposal of assets, (4) goodwill impairment, (5) impairment of intangible assets, (6) fair value adjustment of Convertible Notes with related parties, (7) acquisition-related costs, (8) restructuring and other severance costs, (9) certain litigation and other related costs, and (10) other one-time items. Adjusted net income is also presented on a per share (basic and diluted) basis.

We consider items one-time in nature if they are non-recurring, infrequent, or unusual and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules.

Below is a reconciliation of media margin from gross profit (exclusive of depreciation and amortization), which we believe is the most directly comparable U.S. GAAP measure.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except percentages)	2026	2025	2026	2025
Revenue	$48,449	$44,706	$93,301	$99,916
Less: Cost of revenue (exclusive of depreciation and amortization)	34,440	34,426	69,253	78,201
Gross profit (exclusive of depreciation and amortization)	$14,009	$10,280	$24,048	$21,715
Gross profit (exclusive of depreciation and amortization) % of revenue	29%	23%	26%	22%
Non-media cost of revenue(1)	3,640	1,663	7,601	3,959
One-time item(2)	(156)	—	(156)	—
Media margin	$17,493	$11,943	$31,493	$25,674
Media margin % of revenue	36.1%	26.7%	33.8%	25.7%

(1) Represents the portion of cost of revenue (exclusive of depreciation and amortization) not attributable to variable costs paid for media and related expenses.

(2) Includes a one-time non-media revenue adjustment of ($156) in connection with a settlement with a media partner.

Below is a reconciliation of media margin from gross profit for Commerce Media Solutions (exclusive of depreciation and amortization), which we believe is the most directly comparable U.S. GAAP measure.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except percentages)	2026	2025	2026	2025
Revenue	$30,546	$16,080	$56,411	$28,740
Less: Cost of revenue (exclusive of depreciation and amortization)	22,323	13,200	43,181	23,048
Gross profit (exclusive of depreciation and amortization)	$8,223	$2,880	$13,230	$5,692
Gross profit (exclusive of depreciation and amortization) % of revenue	27%	18%	23%	20%
Non-media cost of revenue(1)	2,406	337	5,139	636
One-time item(2)	(156)	—	(156)	—
Media margin	$10,473	$3,217	$18,213	$6,328
Media margin % of revenue	34.3%	20.0%	32.3%	22.0%

(1) Represents the portion of cost of revenue (exclusive of depreciation and amortization) not attributable to variable costs paid for media and related expenses.

(2) Includes a one-time non-media revenue adjustment of ($156) in connection with a settlement with a media partner.

Below is a reconciliation of adjusted EBITDA from net loss, which we believe is the most directly comparable U.S. GAAP measure.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2026	2025	2026	2025
Net loss	$(6,177)	$(7,223)	$(11,531)	$(15,492)
Income tax expense	5	(107)	8	126
Interest expense, net	637	702	1,242	1,582
Depreciation and amortization	1,710	2,479	3,391	4,940
Share-based compensation expense	1,838	331	2,792	666
Loss on disposal of assets	—	—	14	—
Fair value adjustment of Convertible Notes with related parties	584	(478)	1,421	(398)
Acquisition-related costs(1)	—	1,213	(2,352)	1,094
Restructuring and other severance costs	—	10	51	1,325
Certain litigation and other related costs	(250)	300	(250)	300
One-time item(2)	(156)	—	(156)	—
Adjusted EBITDA	$(1,809)	$(2,773)	$(5,370)	$(5,857)

(1)

Balance includes gain on the conveyance of the membership interest of Winopoly in January 2026 of $2,352. Balance also includes a $698 write-off of intangibles and related expenses related to the write-off of TAPP Influencers Corp. in May 2025. Additionally, the balance includes compensation expense related to non-compete agreements and earn-out expenses incurred as a result of business combinations. The earn-out expense was $0 and ($9) for the three months ended June 30, 2026 and 2025, respectively, and $0 and ($128) for the six months ended June 30, 2026 and 2025, respectively, while the non-compete agreements expense was $0 and $412 for the three months ended June 30, 2026 and 2025, respectively, and $0 and $412 for the six months ended June 30, 2026 and 2025, respectively.

(2)	Includes a one-time non-media revenue adjustment of ($156) in connection with a settlement with a media partner.

Below is a reconciliation of adjusted net income and the related measure of adjusted net income per share from net income (loss), which we believe is the most directly comparable U.S. GAAP measure.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except share and per share data)	2026	2025	2026	2025
Net loss	$(6,177)	$(7,223)	$(11,531)	$(15,492)
Share-based compensation expense	1,838	331	2,792	666
Loss on disposal of assets	—	—	14	—
Fair value adjustment of Convertible Notes with related parties	584	(478)	1,421	(398)
Acquisition-related costs(1)	—	1,213	(2,352)	1,094
Restructuring and other severance costs	—	10	51	1,325
Certain litigation and other related costs	(250)	300	(250)	300
One-time item(2)	(156)	—	(156)	—
Adjusted net loss	$(4,161)	$(5,847)	$(10,011)	$(12,505)
Adjusted net loss per share:
Basic	$(0.13)	$(0.24)	$(0.32)	$(0.55)
Diluted	$(0.13)	$(0.24)	$(0.32)	$(0.55)
Weighted average number of shares outstanding:
Basic	31,544,934	24,061,803	31,464,810	22,661,951
Diluted	31,544,934	24,061,803	31,464,810	22,661,951

(1)	Balance includes gain on the conveyance of the membership interest of Winopoly in January 2026 of $2,352. Balance also includes a $698 write-off of intangibles and related expenses related to the write-off of TAPP Influencers Corp. in May 2025. Additionally, the balance includes compensation expense related to non-compete agreements and earn-out expenses incurred as a result of business combinations. The earn-out expense was $0 and ($9) for the three months ended June 30, 2026 and 2025, respectively, and $0 and ($128) for the six months ended June 30, 2026 and 2025, respectively, while the non-compete agreements expense was $0 and $412 for the three months ended June 30, 2026 and 2025, respectively, and $0 and $412 for the six months ended June 30, 2026 and 2025, respectively.
(2)	Includes a one-time non-media revenue adjustment of ($156) in connection to a settlement with a media partner.

We present media margin, adjusted EBITDA, and adjusted net income as supplemental measures of our financial and operating performance because we believe they provide useful information to investors. More specifically:

Media margin, as defined above, is a measure of the efficiency of the Company's operating model. We use media margin and the related measure of media margin as a percentage of revenue as primary metrics to measure the financial return on our media and related costs, specifically to measure the degree by which the revenue generated from our digital marketing services exceeds the cost to attract the consumers to whom offers are made through our services. Media margin is used extensively by our management to manage our consolidated operating performance, including evaluating operational performance against budgeted media margin and understanding the efficiency of our media and related expenditures. We also use media margin for performance evaluations and compensation decisions regarding certain personnel.

Adjusted EBITDA, as defined above, is another primary metric by which we evaluate the operating performance of our business, on which certain operating expenditures and internal budgets are based and by which, in addition to media margin and other factors, our senior management is compensated. The first three adjustments represent the conventional definition of EBITDA, and the remaining adjustments are items recognized and recorded under U.S. GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded. These adjustments include certain litigation and other related costs associated with legal matters outside the ordinary course of business.

Adjusted net income (loss), as defined above, and the related measure of adjusted net income (loss) per share exclude certain items that are recognized and recorded under U.S. GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded. We believe adjusted net income (loss) affords investors a different view of the overall financial performance of the Company than adjusted EBITDA and the U.S. GAAP measure of net income (loss).

Media margin, adjusted EBITDA, adjusted net income, and adjusted net income per share are non-GAAP financial measures with certain limitations regarding their usefulness. They do not reflect our financial results in accordance with U.S. GAAP, as they do not include the impact of certain expenses that are reflected in our condensed consolidated statements of operations. Accordingly, these metrics are not indicative of our overall results or indicators of past or future financial performance. Further, they are not financial measures of profitability and are neither intended to be used as a proxy for the profitability of our business nor to imply profitability. The way we measure media margin, adjusted EBITDA, and adjusted net income may not be comparable to similarly titled measures presented by other companies and may not be identical to corresponding measures used in our various agreements.

Annual Revenue Run Rate

Annual Revenue Run Rate is an operational metric that represents the annualized revenue of the Company’s media partnerships at current monetization levels, as of the end of the reporting period. The Company calculates Annual Revenue Run Rate as follows:

•

Media partners within Commerce Media Solutions with an active contract are assessed and assigned an annual media volume estimate based on the active term of the contract and the average monetization rate during the reporting period. The Company considers a media partner contract to be active when the contractual term commences (the "start date") until its right to serve the partner’s commerce traffic ends. Even if the contract with the customer is executed before the start date, the contract will not count toward Annual Revenue Run Rate until the media partner’s right to receive the benefit of the services has commenced.

•

As Annual Revenue Run Rate includes only contracts that are active at the end of the reporting period, it does not reflect assumptions or estimates regarding new business. For contracts expiring within 12 months of the period-end calculation date, Annual Revenue Run Rate does reflect expectations of renewal.

•

The Company’s Commerce Media Solutions platform provides the technology to effectively monetize the partner’s media by placing relevant ads at a contracted moment of consumer engagement. Although from inception to date, improvements in the platform’s AI-powered technology have consistently driven increased rates of monetization, for the purpose of Annual Revenue Run Rate, the Company assumes a consistent monetization level equal to the average monetization for each media partner during the reporting period.

The way the Company measures Annual Revenue Run Rate may not be comparable to similarly titled measures presented by other companies and should not be viewed as a projection of future revenue.

Contact Information:

Investor Relations

Fluent, Inc.

InvestorRelations@fluentco.com